UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2023

Cable One, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36863	13-3060083
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 E. Earll Drive, Phoenix, Arizona	85012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (602) 364-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	CABO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 22, 2023 (the “Closing Date”), Cable One, Inc. (the “Company”) and certain of its wholly owned subsidiaries entered into a Fourth Restatement Agreement (the “Fourth Restatement Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and the lenders party thereto, to amend and restate its existing Third Amended and Restated Credit Agreement, dated as of October 30, 2020 (as amended and restated by the Fourth Restatement Agreement, the “Amended and Restated Credit Agreement”).

The Fourth Restatement Agreement provides for (a) an increase of the aggregate principal amount of commitments under the Company’s revolving credit facility (the “Revolving Credit Facility”) by $500.0 million to $1.0 billion; (b) the extension of the scheduled maturity date of the Revolving Credit Facility from October 30, 2025 to February 22, 2028; (c) the upsize of the Company’s term “B-3” loan tranche in an aggregate principal amount of $150 million (the “Additional Term B-3 Loans” and, together with the loans previously established under such tranche, the “Term Loan B-3”); (d) the extension of the scheduled maturity dates of the Company’s term “B-2” loan tranche (the “Term Loan B-2”) and the Term Loan B-3, in each case from October 30, 2027 to October 30, 2029; (e) the transition of the benchmark interest rate for the Revolving Credit Facility, the Term Loan B-2 and the Term Loan B-3 from the London Interbank Offered Rate (“LIBOR”) to the Secured Overnight Financing Rate (“SOFR”) plus a 10 basis point credit spread adjustment; and (f) certain other amendments.

The Term Loan B-2 and the Term Loan B-3 will bear interest, at the Company’s option, at a rate per annum determined by reference to either SOFR plus 10 basis points or a base rate, in each case plus an applicable interest rate margin. The applicable interest rate margin for a SOFR-based borrowing of the Term Loan B-2 and the Term Loan B-3 will be 2.25% and the applicable interest rate margin for a base rate-based borrowing of the Term Loan B-2 and the Term Loan B-3 will be 1.25%. The principal of the Term Loan B-3 (inclusive of the Additional Term B-3 Loans) will amortize in equal quarterly installments of approximately $1.936 million (subject to customary adjustments in the event of any prepayment), with the balance due upon maturity. The final maturity of the Term Loan B-2 and/or the Term Loan B-3 may be accelerated following an event of default under the Amended and Restated Credit Agreement on the terms set forth therein.

The Additional Term B-3 Loans have the same terms as, and constitute one class of term loans with, the previously established Term Loan B-3. The Additional Term B-3 Loans may be prepaid at any time without penalty or premium (subject to customary breakage provisions). The Additional Term B-3 Loans are obligations of the Company and are guaranteed by the Company’s wholly owned subsidiaries that guarantee the Company’s other obligations under the Amended and Restated Credit Agreement. The Additional Term B-3 Loans are secured, subject to certain exceptions, by substantially all of the assets of the Company and the guarantors.

On the Closing Date, the Company drew $488.0 million under the Revolving Credit Facility and, together with the proceeds from the Additional Term B-3 Loans and cash on hand, repaid all of its outstanding term “A-2” loan.

The Amended and Restated Credit Agreement contains customary representations and warranties, customary affirmative and negative covenants and financial covenants relating to total net leverage and first lien net leverage.

Except as described above, the Fourth Restatement Agreement did not make any material changes to the principal terms of the Term Loan B-2, the Term Loan B-3 or the Revolving Credit Facility.

The foregoing description of the Fourth Restatement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Restatement Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Fourth Restatement Agreement, dated as of February 22, 2023, among Cable One, Inc., certain of its wholly owned subsidiaries party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cable One, Inc.

By:	/s/ Peter N. Witty
Name: Peter N. Witty
Title: Senior Vice President, General Counsel and Secretary

Date: February 24, 2023